                                                                    EXHIBIT 99.2







                         GENZYME RETIREMENT SAVINGS PLAN

                 FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
                           TO ACCOMPANY 1998 FORM 5500
                     ANNUAL REPORT OF EMPLOYEE BENEFIT PLAN
                               UNDER ERISA OF 1974

                        AS OF DECEMBER 31, 1998 AND 1997
               AND FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                         GENZYME RETIREMENT SAVINGS PLAN

                              FINANCIAL STATEMENTS


                                                                         PAGE(S)

Report of Independent Accountants                                           2

Financial Statements:
   Statements of Net Assets Available for Plan Benefits
     as of December 31, 1998 and 1997                                       3

   Statement of Changes in Net Assets Available for Plan
     Benefits, with Fund Information for the Year Ended
     December 31, 1998 (with comparative totals for the
     year ended December 31, 1997)                                          4

   Notes to Financial Statements                                            6

Supplemental Schedules:
   Line 27(a) - Schedule of Assets Held for Investment
     Purposes, December 31, 1998                                           11

   Line 27(d) - Schedule of Reportable Transactions for
     the Year Ended December 31, 1998                                      12



Certain supplemental schedules required by the regulations of the ERISA of 1974 have been omitted for the reason that they are not applicable.

                        REPORT OF INDEPENDENT ACCOUNTANTS




Report of Independent Accountants

To the Retirement Savings Plan Committee of the
Genzyme Retirement Savings Plan:

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Genzyme Retirement Savings Plan at December 31, 1998 and 1997, and the changes in net assets available for plan benefits, with fund information for the year ended December 31, 1998, in conformity with generally accepted accounting principles. We previously audited and reported on the statement of changes in net assets available for plan benefits, with fund information for the year ended December 31, 1997, which condensed statement is presented for comparative purposes. These financial statements are the responsibility of the plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed in the index on page 1 are presented for purposes of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information are the responsibility of the Plan's Management. These supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The Plan has not presented the schedule of single reportable transactions. Disclosure of this information is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income and Security Act of 1974.



                                        /s/ PricewaterhouseCoopers LLP




Boston, Massachusetts
June 16, 1999

                         GENZYME RETIREMENT SAVINGS PLAN

              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                                              DECEMBER 31,
                                                      --------------------------

                           ASSETS                         1998           1997


Investments at fair value (Notes A and B):
     Fidelity Puritan Fund                            $17,004,534    $13,253,730
     CIGNA Stock Market Index Fund                     24,442,820     17,232,517
     Putnam Voyager Fund                                2,847,365        593,527
     PBHG Growth Fund                                   9,586,163      8,371,729
     Templeton Foreign Fund                               838,880        453,648
     Genzyme General Division Stock Fund               10,649,046      5,302,373
     Genzyme Tissue Repair Division Stock Fund            190,038        318,308
     Participant Loan Fund                              1,608,827      1,655,501
                                                      -----------    -----------

         Total investments at fair value               67,167,673     47,181,333

Investments at contract value (Notes A and B):
     CIGNA Guaranteed Income Fund                       1,875,662        270,473
     CIGNA Guaranteed Securities Separate Account       6,204,881      5,648,078
                                                      -----------    -----------

         Total investments at contract value            8,080,543      5,918,551
                                                      -----------    -----------

         Total investments                             75,248,216     53,099,884

Cash and cash equivalents                                   4,118          1,115

Receivables:
     Employee contribution                                283,874        337,504
     Employer contribution                                 41,307         47,422
     Accrued interest                                         563          4,308
                                                      -----------    -----------

         Total receivables                                325,744        389,234
                                                      -----------    -----------

              Total assets                             75,578,078     53,490,233
                                                      -----------    -----------

Net assets available for plan benefits (Note D)       $75,578,078    $53,490,233
                                                      ===========    ===========








   The accompanying notes are an integral part of these financial statements.

                         GENZYME RETIREMENT SAVINGS PLAN

        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                              WITH FUND INFORMATION

                      for the year ended December 31, 1998
         (with comparative totals for the year ended December 31, 1997)


                                                                             Fund Information
                                         ----------------------------------------------------------------------------------------

                                             CIGNA          CIGNA                         CIGNA
                                           Guaranteed     Guaranteed      Fidelity     Stock Market      Putnam          PBHG
                                           Securities       Income        Puritan          Index         Voyager        Growth
                                         Separate Fund       Fund           Fund           Fund           Fund           Fund
                                         -------------   ------------   ------------   ------------   ------------   ------------

Additions:
   Employee contributions                 $    641,635   $    243,249   $  2,071,141   $  2,721,677   $    559,158   $  1,930,472
   Employer contributions                      611,053         35,752        254,605        347,162         71,220        245,471
   Rollovers                                   217,932        118,432        277,765        319,009        475,384        122,794
   Additions from merged plans
     (Note A)                                       --             --             --             --             --             --
   Investment income                           325,821         70,162             --             --        186,103             --
   Net appreciation (depreciation)
     in market value of investments                 --             --      2,322,280      5,175,663        202,663        160,596
                                          ------------   ------------   ------------   ------------   ------------   ------------

       Total additions                       1,796,441        467,595      4,925,791      8,563,511      1,494,528      2,459,333

Deductions:
   Benefit payments and withdrawals           (554,589)      (159,210)      (906,393)    (1,550,765)       (92,896)      (724,667)
   Participant expenses                         (4,295)          (296)        (3,380)        (3,905)           (79)          (675)
                                          ------------   ------------   ------------   ------------   ------------   ------------

       Total deductions                       (558,884)      (159,506)      (909,773)    (1,554,670)       (92,975)      (725,342)
                                          ------------   ------------   ------------   ------------   ------------   ------------


Net increase (decrease) prior to
   interfund transfers                       1,237,557        308,089      4,016,018      7,008,841      1,401,553      1,733,991
Interfund transfers                           (691,363)     1,304,546       (282,879)       183,414        864,899       (544,908)
                                          ------------   ------------   ------------   ------------   ------------   ------------

     Net increase (decrease)                   546,194      1,612,635      3,733,139      7,192,255      2,266,452      1,189,083

Net assets available for plan benefits
   at beginning of year                      5,679,908        276,167     13,343,121     17,346,912        606,858      8,457,666
                                          ------------   ------------   ------------   ------------   ------------   ------------


Net assets available for plan benefits
   at end of year                         $  6,226,102   $  1,888,802   $ 17,076,260   $ 24,539,167   $  2,873,310   $  9,646,749
                                          ============   ============   ============   ============   ============   ============





   The accompanying notes are an integral part of these financial statements.

                         GENZYME RETIREMENT SAVINGS PLAN

        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS,
                              WITH FUND INFORMATION

                      for the year ended December 31, 1998
         (with comparative totals for the year ended December 31, 1997)


                                                                             Fund Information
                                          ---------------------------------------------------------------------------------------
                                                            Genzyme       Genzyme
                                            Templeton       General     Tissue Repair   Participant
                                             Foreign       Division       Division         Loan                 TOTALS
                                              Fund        Stock Fund     Stock Fund        Fund           1998           1997
                                          ------------   ------------   ------------   ------------   ------------   ------------

Additions:
   Employee contributions                 $    290,962   $    670,860   $        584   $         --   $  9,129,738   $  8,405,618
   Employer contributions                       41,846      1,169,209        213,518             --      2,989,836      1,087,311
   Rollovers                                    58,452        191,584             --             --      1,781,352        887,766
   Additions from merged plans
     (Note A)                                       --             --             --             --             --      2,904,060
   Investment income                                --             --             --        129,702        711,788      1,260,262
   Net appreciation (depreciation)
     in market value of investments            (33,447)     4,621,046       (331,835)            --     12,116,966      6,785,441
                                          ------------   ------------   ------------   ------------   ------------   ------------

       Total additions                         357,813      6,652,699       (117,733)       129,702     26,729,680     21,330,458

Deductions:
   Benefit payments and withdrawals            (25,846)      (436,627)       (20,699)      (150,860)    (4,622,552)    (4,487,758)
   Participant expenses                            (33)        (3,630)        (2,990)          --          (19,283)        (9,511)
                                          ------------   ------------   ------------   ------------   ------------   ------------

       Total deductions                        (25,879)      (440,257)       (23,689)      (150,860)    (4,641,835)    (4,497,269)
                                          ------------   ------------   ------------   ------------   ------------   ------------

Net increase (decrease) prior to
   interfund transfers                         331,934      6,212,442       (141,422)       (21,158)    22,087,845     16,833,189
Interfund transfers                             56,179       (871,115)        11,855        (30,628)          --               --
                                          ------------   ------------   ------------   ------------   ------------   ------------

     Net increase (decrease)                   388,113      5,341,327       (129,567)       (51,786)    22,087,845     16,833,189

Net assets available for plan benefits
   at beginning of year                        462,447      5,334,133        323,596      1,659,425     53,490,233     36,657,044
                                          ------------   ------------   ------------   ------------   ------------   ------------

Net assets available for plan benefits
   at end of year                         $    850,560   $ 10,675,460   $    194,029   $  1,607,639   $ 75,578,078   $ 53,490,233
                                          ============   ============   ============   ============   ============   ============















   The accompanying notes are an integral part of these financial statements.

                         GENZYME RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

A.   PLAN DESCRIPTION:
     -----------------

     The following description of the Genzyme Retirement Savings Plan (the "Plan"), formerly the Genzyme Corporation Retirement Savings Plan, provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.

       GENERAL
       The Plan, a defined contribution plan pursuant to the authorization of the Genzyme Corporation Board of Directors (the "Genzyme Board"), was established effective January 1, 1988 to provide a long-range program of systematic savings for eligible employees ("Participants"). Employees of all Genzyme Corporation's ("Genzyme" or the "Company") wholly-owned United States subsidiaries are eligible to participate in the Plan, with the exception of employees of the former Deknatel Snowden Pencer, Inc. ("DSP"), an entity acquired by Genzyme during 1996, which has its own retirement savings plan that is still active. Pursuant to Plan amendments with effective dates of April 1, 1997 and July 1, 1997, the Plan merged with the Genetrix, Inc. Salary Savings Plan and the PharmaGenics, Inc. 401(k) Plan, respectively. As of December 31, 1998, all consolidated subsidiaries of Genzyme were 100% owned by the Company therefore making the Plan a plan for a controlled group of corporations. Employees who are 21 years of age or older become eligible to participate on their first day of employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA of 1974"). The Plan Administrator is the Retirement Savings Plan Committee of the Genzyme Board (the "Committee").

       INVESTMENT OPTIONS
       CIGNA, the Plan trustee, has made the following investment options available to Participants: the Genzyme General Division Stock Fund, the Genzyme Tissue Repair Division Stock Fund, the Fidelity Puritan Fund, the CIGNA Guaranteed Income Fund, the CIGNA Guaranteed Securities Separate Account, the CIGNA Stock Market Index Fund, the Putnam Voyager Fund, the PBHG Growth Fund and the Templeton Foreign Fund. The Fidelity Puritan Fund changed from a mutual fund to a pooled separate account as a result of the change in the Plan trustee in 1997. The following investment options were made available during 1998:

       The Fidelity Puritan Fund's investment objective emphasizes income and stability through investing in both stocks and bonds.

       The CIGNA Stock Market Index Fund invests primarily in large blue chip companies comprising the Standard & Poor's 500 index. The CIGNA Stock Market Index Fund's investment principle is to provide long-term growth of capital and income. The CIGNA Stock Market Index Fund was made available to Participants as an investment option upon transfer of the assets from the Fidelity Magellan Fund.

       The Putnam Voyager Fund's investment objective is to provide capital appreciation through investing in stocks of companies with growth potential.

       The PBHG Growth Fund's investment objective is to provide capital appreciation through investing in small capitalization companies.

                         GENZYME RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

A.   PLAN DESCRIPTION (CONTINUED):
     -----------------------------

       The Templeton Foreign Fund offers Participants an investment instrument with the objective of providing long-term capital growth through a combination of investing in stocks and debt obligations of companies and governments outside the United States.

       The Genzyme General Division Stock Fund (the "Genzyme General Stock Fund") is currently invested solely in shares of Genzyme General Division Common Stock ("GGD Stock"). Amounts contributed to the Genzyme General Stock Fund may be invested in other short-term investments pending the purchase of GGD Stock.

       The Genzyme Tissue Repair Division Stock Fund (the "GTR Stock Fund") is currently invested solely in shares of Genzyme Tissue Repair Division Common Stock ("GTR Stock"). This fund is available as an investment option of the company match only. Amounts contributed to the GTR Stock Fund may be invested in other short-term investments pending the purchase of GTR Stock.

       The CIGNA Guaranteed Income Fund offers Participant's a fixed income fund to provide yield returns relative to comparable guaranteed fixed income investment funds. CIGNA maintains the contributions in a pooled account. The contract is included in the financial statements at contract value, which represents contributions made under the contract, plus credited interest, less withdrawals and administrative expenses because it is fully benefit responsive. The average yield and crediting interest rate is based on an agreed-upon formula with the issuer but cannot be less than zero. The average yield and crediting interest rates were approximately 6.25% during 1998.

       The CIGNA Guaranteed Securities Separate Account offers participants a fixed income fund composed primarily of publicly traded investment-grade, intermediate-term securities. Principal and interest are guaranteed by CIGNA's Connecticut General Life Insurance Company. CIGNA maintains the contributions in a pooled account. The contract is included in the financial statements at contract value, which represents contributions made under the contract, plus credited interest, less withdrawals and administrative expenses because it is fully benefit responsive. The average yield and crediting interest rates were approximately 5.05% during 1998. The crediting interest rate is based on an agreed-upon formula with the issuer but cannot be less than zero.

       The Plan is invested in The New England Guaranteed Investment Contract which provides Participants with a guaranteed return on their assets. As of December 31, 1998, The New England Guaranteed Investment Contract was included in the CIGNA Guaranteed Securities Separate Account and had a contract value of $174,374. The average yield and crediting interest rates were approximately 5.55% during 1998.

       The CIGNA Guaranteed Securities Separate Account, Fidelity Puritan Fund, CIGNA Stock Market Index Fund, PBHG Growth Fund, and Genzyme General Division Stock Fund are each greater than 5% of the Plan's net assets.

                         GENZYME RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS

A.   PLAN DESCRIPTION (CONTINUED):
     -----------------------------

       EMPLOYEE CONTRIBUTIONS
       The Plan is a defined contribution plan. Eligible employees may elect, through salary reduction agreements, to have up to 18% or a maximum or $10,000 of their compensation contributed on a pre-tax basis to the Plan each year on their behalf. A Participant's salary reduction contribution for a plan year may be further limited by the administration rules of the Internal Revenue Code of 1986, as amended (the "Code") if the Participant is considered to be a highly-compensated employee within the meaning of the Code.

       EMPLOYER CONTRIBUTIONS
       Genzyme makes contributions to the Plan on behalf of a Participant bi-weekly in an amount equal to at least 25% of the Participant's contribution through salary reductions; however, employer matching contributions will not be made for contributions that exceed, in the aggregate, 5% of the Participant's annual compensation. Genzyme's contributions amounted to $1,347,058 and $1,087,311 for the years ended December 31, 1998 and 1997, respectively.

       Pursuant to a Plan amendment, effective January 1, 1997, Genzyme makes contributions to the Plan under a profit sharing program and a stock ownership program. For the profit sharing plan, Genzyme will contribute up to 0.75% of all employees' eligible compensation in either cash or stock. For contributions made into the stock ownership plan, Genzyme will contribute Genzyme General Division Common Stock equivalent to 1% of all employees' eligible compensation into the plan. During 1998, Genzyme contributed $1,642,778 to the Plan under the profit sharing and stock ownership programs. No contributions were made to the Plan under these programs during 1997.

       Participants may invest their contributions in any fund or funds in increments determined at their own discretion. Employer contributions are invested as directed by the Participants. If a Participant does not provide direction with respect to the investment of the Participant's contribution, all contributions will automatically be invested in the CIGNA Guaranteed Income Fund.

       VESTING
       Participants have a 100% non-forfeitable interest in both employee and employer contributions at all times. Upon termination of employment or total and permanent disability, a Participant, or a Participant's beneficiary in the case of a Participant's death, is entitled to receive the full amount in the Participant's account.

       BENEFITS
       Distributions upon retirement at age 59 1/2 or later, death, or termination are made in a lump-sum payment.

       Changes in withholding percentages are permitted as of the last day of each quarter of the Plan year. Reallocation of account balances among investment funds can be requested and processed on a daily basis. Contributions may be withdrawn from the Plan only upon a demonstration of hardship, as defined, unless the Participant requesting such withdrawal has attained the age of 59 1/2. New employees with funds held under a previous employer's qualified plan are permitted to invest such funds into the Plan. These investments are classified as "rollovers".

       LOANS
       Participants may obtain a loan from the Plan collateralized by the Participant's vested interest in the Plan. No loan may exceed the lesser of one half of the vested interest of a Participant, or $50,000; and must be at least $1,000. A Participant may not obtain a loan unless the Plan Administrator approves the transaction. All loans bear interest determined by the Plan Administrator at the time of the loan. At December 31, 1998, all loans bear interest rates between 6% and 9% and mature through May 2017. A written repayment schedule specifies the date and payment amount necessary to amortize the loan.

                         GENZYME RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS


B.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     -------------------------------------------

       BASIS OF ACCOUNTING
       The financial statements of the Plan are prepared under the accrual method of accounting.

       CASH EQUIVALENTS
       The Plan considers cash equivalents to be short-term, highly liquid investments, with initial maturities of less than three months.

       INVESTMENT VALUATION AND INCOME RECOGNITION
       Investments in the PBHG Growth Fund, CIGNA Stock Market Index Fund, Fidelity Puritan Fund, Putnam Voyager Fund, Templeton Foreign Fund, Genzyme General Division Stock Fund and Genzyme Tissue Repair Stock Fund are stated at fair value, based upon quoted market prices in an active market on the last business day of the Plan year. The CIGNA Guaranteed Securities Separate Account and the CIGNA Guaranteed Income Fund are valued at contract value which approximates fair value. Participant loans are valued at cost plus accrued interest which approximates market value.

       The Plan presents in the Statement of Changes in Net Assets Available for Plan Benefits the net appreciation (depreciation) in the fair value of its investments which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments. Security transactions are accounted for on the trade date. Gain or loss on sales of investments is based on average cost.

       INVESTMENT INCOME
       Dividend and interest income is recorded as earned on the accrual basis.

       CONTRIBUTIONS AND BENEFIT PAYMENTS
       Employee contributions and matching employer contributions are recorded in the period the payroll deductions are made. Benefits are recorded when paid.

       USE OF ESTIMATES
       The preparation of the Plan's financial statements in conformity with generally accepted accounting principles requires the Plan Administrator to make significant estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

       RISKS AND UNCERTAINTIES
       The Plan provides for various investment options in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect Participant's account balances and the amounts reported in the Statements of Net Assets Available for Plan Benefits.


C.   QUALIFICATION UNDER THE INTERNAL REVENUE CODE:
     ----------------------------------------------

       The Internal Revenue Service has determined and informed the Company by a letter dated May 25, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Code. The Plan has been amended since receiving the determination letter. However, the Plan Administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

                         GENZYME RETIREMENT SAVINGS PLAN

                          NOTES TO FINANCIAL STATEMENTS


D.   AMENDMENT OR TERMINATION:
     -------------------------

       Genzyme intends to continue the Plan indefinitely but reserves the right to terminate it at any time or amend it in any manner advisable. No amendment may adversely affect the nonforfeitable interests of Participants in their accounts or permit the use or diversion of any part of the Plan other than for the exclusive benefit of the Participants or their beneficiaries (subject to Plan provisions permitting payment of fees and expenses). No merger, consolidation, or transfers of assets or liabilities of the Plan may reduce the Participant's interest accrued to the date of the merger, consolidation, or transfer. If Genzyme discontinues its contributions or if the Plan is fully or partially terminated, the affected Participant's rights to benefits will remain fully vested.

E.   RELATED PARTY:
     --------------

       Certain plan investments are shares of funds managed by CIGNA. CIGNA is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest. Fees paid by the Plan for the investment management services amounted to approximately $8,000 for the year ended December 31, 1998. The Plan also paid fees to CIGNA of approximately $11,000 for administrative services.

F.   RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
     ---------------------------------------------------

       The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                              December 31,
                                                          1998           1997
                                                          ----           ----

        Net assets available for benefits per the
        financial statements                          $75,578,078    $53,490,233
        Amounts payable to withdrawing
        participants                                     (109,028)            --
                                                      -----------    -----------

        Net assets available for benefits per the
        Form 5500                                     $75,469,050    $53,490,233
                                                      ===========    ===========

       The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

                                                                  Year ended
                                                               December 31, 1998
                                                               -----------------

        Benefits paid to participants per the
          financial statements                                    $4,622,552
        Add:  Amounts allocated to withdrawing participants
          at December 31, 1998                                       109,028
                                                                  ----------
        Benefits paid to participants per the Form 5500           $4,731,580
                                                                  ==========

       Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31 but not yet paid as of that date.

                         GENZYME RETIREMENT SAVINGS PLAN

          LINE 27(a) - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                December 31, 1998

                                                                                                        FAIR OR
                                                                                     HISTORICAL        CONTRACT
       IDENTITY OF ISSUE           DESCRIPTION OF INVESTMENT             SHARES            COST           VALUE
       -----------------           -------------------------             ------            ----           -----

*CIGNA                                Guaranteed Income Fund             66,304     $ 1,875,662     $ 1,875,662

*CIGNA                                      Fidelity Puritan            540,981      13,612,700      17,004,534

*CIGNA                                    Stock Market Index            374,539      17,504,881      24,442,820

Putnam                                          Voyager Fund            129,819       2,453,204       2,847,365

*CIGNA                                           PBHG Growth            375,339       8,811,723       9,586,163

*CIGNA                                     Templeton Foreign             76,346         836,697         838,880

* Genzyme General Division                      Common Stock            214,051       5,268,684      10,649,046

* Genzyme Tissue Repair Division                Common Stock             84,461         749,965         190,038

The New England                        Guaranteed Investment
                                                    Contract                 --         174,374         174,374

*CIGNA                                 Guaranteed Securities
                                            Separate Account            225,040       6,030,507       6,030,507

* Participant Loan Fund            Loans with interest rates
                                   between 6% and 9%
                                   maturing through May 2017                          1,608,827       1,608,827
                                                                                    -----------     -----------

                                                                                    $58,927,224     $75,248,216
                                                                                    ===========     ===========


* Denotes party-in-interest.



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


                         GENZYME RETIREMENT SAVINGS PLAN

                LINE 27(d) - SCHEDULE OF REPORTABLE TRANSACTIONS

                      for the year ended December 31, 1998


                                                                      Historical  Current Value                 Number of
                                            Purchase      Selling       Cost of    at Date of       Gain     Transactions
Description of Assets                          Price        Price        Assets   Transaction      (Loss)   in the Series

Series of transactions in excess of 5% of the current value of plan assets at the beginning of the plan year:

CIGNA Guaranteed Securities
   Separate Fund                          $2,055,206          N/A    $2,055,206    $2,055,206         --               94

CIGNA Guaranteed Securities
   Separate Fund                                 N/A    1,682,835     1,682,835     1,682,835         --              175

Fidelity Puritan Pooled
   Separate Account                        3,270,414          N/A     3,270,414     3,270,414         --              144

Fidelity Puritan Pooled
   Separate Account                              N/A    1,857,055     1,597,113     1,857,055    259,942              184

CIGNA Stock Market Index Fund              5,007,486          N/A     5,007,486     5,007,486         --              181

CIGNA Stock Market Index Fund                    N/A    2,967,750     2,368,968     2,967,750    598,782              193

PBHG Growth Fund                           2,860,355          N/A     2,860,355     2,860,355         --              133

PBGH Growth Fund                                 N/A    1,793,688     1,739,476     1,793,688     54,212              188

Templeton Foreign Fund                     2,826,964          N/A     2,826,964     2,826,964         --              153

Templeton Foreign Fund                           N/A    2,409,809     2,451,590     2,409,809    (41,781)             113

CIGNA Guaranteed Income Fund               4,817,886          N/A     4,817,886     4,817,886         --              182

CIGNA Guaranteed Income Fund                     N/A    3,282,859     3,282,859     3,282,859         --              113

Genzyme General Division Stock Fund        2,401,296          N/A     2,401,296     2,401,296         --              110

Genzyme General Division Stock Fund              N/A    1,561,587     1,153,988     1,561,587    407,599              175





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